UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2025
TRISALUS LIFE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39813	85-3009869
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6272 W 91st Ave, Westminster, Colorado		80031
(Address of principal executive office)		(Zip Code)
(888) 321-5212
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	TLSI	Nasdaq Global Market
Warrants, each whole warrant exercisable for one share of registrant's common stock at an exercise price of $11.50 per share	TLSIW	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03	Material Modifications to Rights of Security Holders.
Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
As previously disclosed, on June 23, 2025, TriSalus Life Sciences, Inc. (the “Company”), announced the commencement of (i) its offer (the “Offer”) to the holders of outstanding shares of its Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock”) identified in the Prospectus/Offer to Exchange that forms a part of the Company’s Registration Statement on Form S-4 (Registration No. 333-288250), filed with the U.S. Securities and Exchange Commission on June 23, 2025, the opportunity to receive that number of shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”)) and (b) the Accrued Dividends (as defined in the Certificate of Designations of the Preferred Stock) if not otherwise paid by the Company, that would have accrued through August 10, 2027 (the “Exchanged Value), divided by (ii) $4.00, in exchange for each share of Preferred Stock tendered by the holder and exchanged pursuant to the Offer, and (ii) the solicitation of consents (the “Consent Solicitation”) from holders of the outstanding shares of Preferred Stock to amend the Certificate of Designations, which governs the Preferred Stock (the “Preferred Stock Amendment”).
Pursuant to the terms of the Certificate of Designations, certain amendments, including the Preferred Stock Amendment, require the vote or written consent of holders of at least a majority of the then outstanding shares of Preferred Stock (the “Consent Threshold”).
As previously disclosed, parties representing approximately 55% of the outstanding shares of Preferred Stock have agreed to tender their shares of Preferred Stock in the Offer and to consent to the Preferred Stock Amendment in the Consent Solicitation pursuant to tender and support agreements (each, a “Tender and Support Agreement”). Accordingly, if the other conditions described in the Prospectus/Offer to Exchange are satisfied or waived, then the Preferred Stock Amendment will be adopted with respect to the Preferred Stock.
The Offer and Consent Solicitation expired at one minute after 11:59 p.m., Eastern Standard Time, on July 23, 2025, (the “Expiration Date”). The Company has been advised that 3,551,502 shares of Preferred Stock, which represents approximately 98.82% of the outstanding shares of Preferred Stock, were validly tendered and not validly withdrawn prior to the Expiration Date. The Company expects to accept all validly tendered Preferred Stock for exchange and settlement on or before August 1, 2025.
Pursuant to the Consent Solicitation, the Company received the requisite approval to satisfy the Consent Threshold. Accordingly, on July 24, 2025, the Company filed the Preferred Stock Amendment with the Secretary of State of the State of Delaware. The Preferred Stock Amendment will permit the Company to require that all shares of Preferred Stock that are outstanding upon the closing of the Offer be converted into the number of shares of Common Stock equal to the quotient of (i) the sum of (a) the Liquidation Preference (as defined in the Certificate of Designations (defined below)) and (b) the Accrued Dividends (as defined in the Certificate of Designations) if not otherwise paid by the Company, that would have accrued through closing the Offer (the “Exchanged Value”), divided by the Conversion Price (as defined in the Certificate of Designations, as such term will be amended by the Preferred Stock Amendment.
The foregoing description of the Preferred Stock Amendment is qualified in its entirety by reference to the Preferred Stock Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.07	Submission of Matters to a Vote of Security Holders.
Item 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.07.

Item 8.01	Other Events.
On July 24, 2025, the Company issued a press release announcing the final results of the Offer and Consent Solicitation. A copy of the press release is attached as Exhibit 99.1 and is incorporate by reference herein.

Item 9.01	Financial Statements and Exhibits.
(d)
Exhibit Number	Description
3.1	Certificate of Amendment to Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of TriSalus Life Sciences, Inc.
99.1	Press Release of TriSalus Life Sciences, Inc. dated July 24, 2025

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2025	TriSalus Life Sciences, Inc.

	By:	/s/ Mary Szela
		Name:	Mary Szela
		Title:	Chief Executive Officer